Exhibit 10.17

2006 STOCK OPTION PLAN

OF PANDA ENERGY INTERNATIONAL, INC.

(COVER SHEET)

Panda Energy International, Inc., a Texas corporation (“Company”), hereby grants an option to purchase shares of its common stock $.01 par value to the optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attachment and in the 2000 Stock Option Plan of Panda Energy International, Inc. dated August 23, 2000 (the “Plan”)

Date of Option Grant:

Name of Optionee:

Optionee’s Social Security Number:

Number of Shares of Company Common Stock Covered by Option:

Exercise Price Per Share:

Vesting Date and No. of Shares:

By signing this cover sheet to the attached Nonstatutory Stock Option Agreement, you agree to all of the terms and conditions described in this cover sheet and in the Plan.

AGREED TO AND ACCEPTED BY:

OPTIONEE:	PANDA ENERGY INTERNATIONAL, INC.

Name:	Name:

2000 STOCK OPTION PLAN

OF PANDA ENERGY INTERNATIONAL, INC.

NONSTATUTORY STOCK OPTION AGREEMENT

Unless the context requires otherwise, some terms have special meanings which are set forth at the end of this Agreement.

Nonstatutory Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Code.

Vesting	Your right to exercise this option vests on the date(s) set forth on the cover page hereto in the amounts indicated. No shares shall, however, vest after your service has terminated with the Company or with Panda Ethanol, Inc. for any reason. In addition, no shares shall vest in full in the event the Company is subject to a “Change in Control” (as defined at the end of this Agreement).

Term	Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown on the cover sheet. (It will expire earlier if your employment terminates, as described below).

Termination

If your service as an employee of the Company or Panda Ethanol, Inc. (or any subsidiary thereof) terminates for any reason (as defined in the Plan), in which case your unvested options shall terminate immediately upon termination of your services or employment with the Company or Panda Ethanol, Inc. (or any subsidiary thereof), and your vested options will expire at the close of business at Company headquarters on the 30th day after your termination date. If, however, your termination is “for cause” as determined by the Company, no option shares shall then be exercisable.

The Company determines when your service terminates for this purpose.

Death	If you die as an employee of the Company or Panda Ethanol, Inc. (or any subsidiary thereof), then your option will expire at the close of business at Company headquarters on the date six (6) months after the date of death. During that six (6) month period, your beneficiary, estate or heirs may exercise your option.

Disability

If your service as an employee or director of the Company or Panda Ethanol, Inc. (or any subsidiary thereof) terminates because of your total and permanent disability, then your option will expire at the close of business at Company headquarters on the date six (6) months after your termination date.

“Total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

Leaves of Absence

For purposes of this option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. But your service terminates when the approved leave ends, unless you immediately return to active work.

The Company determines which leaves count for this purpose.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form attached hereto as Exhibit A at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

1.      Your personal check, a cashier’s check or a money order.

2.      Irrevocable directions to a securities broker approved by the Company to sell your option shares and to deliver all or a portion of the sale proceeds to the Company in payment of the option price. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form attached hereto as Exhibit B provided by the Company.

3.      Certificates for Company stock that you have owned for at least 12 months, along with any forms needed to effect a transfer of the shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

4.      Delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Company stock to a securities broker or lender approved by the Company, as security for a loan, and delivery of all or part of the loan proceeds to the Company in payment of all or part of the option exercise price and any withholding taxes.

Withholding Tax	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding taxes that may be due as a result of the option exercise.

Restrictions on Resale	By signing this Agreement, you agree not to sell any option shares at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as you are an employee of the Company or Panda Ethanol, Inc. (or a subsidiary thereof).

Transfer of Option

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option by beneficiary designation delivered to the Company or as provided in your will.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Right	Your option or this Agreement do not give you the right to be retained by the Company or Panda Ethanol, Inc. (or any subsidiary thereof) in any capacity. The Company or Panda Ethanol, Inc., as the case may be, (and any subsidiaries) reserves the right to terminate your service at any time, with or without cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for your option shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Texas.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control.

Definition of “Change in Control”

For purposes of this Agreement, the term “Change in Control” means any of the following:

(i) Continuing Directors cease to constitute at least fifty percent (50%) of the members of the Board;

(ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(iii) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property; or

(iv) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; provided, however, that a transaction described in clause (iii) or (iv) shall not constitute a Change in Control hereunder if after such transaction (A) Continuing Directors constitute at least fifty percent (50%) of the members of the Board of Directors of the continuing, surviving or acquiring entity, as the case may be or, if such entity has a parent entity directly or indirectly holding at least a majority of the voting power of the voting securities of the continuing, surviving or acquiring entity, Continuing Directors constitute at least fifty percent (50%) of the members of the Board of Directors of the entity that is the Ultimate parent of the continuing, surviving or acquiring entity, and (B) the continuing, surviving or acquiring entity (or the ultimate parent of such continuing, surviving or acquiring entity) assumes all outstanding Stock Options under this Plan. “Continuing Directors” means Board members who (x) at the date of this Plan were directors or (y) become directors after the date of this Plan and whose election or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then in office who were directors at the date of this Plan or whose election or nomination for election was previously so approved.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

NOTICE OF EXERCISE OF STOCK OPTION

BY OPTIONEE

Panda Energy International, Inc.

4100 Spring Valley, Suite 1001

Dallas, Texas 75244

Attention:     Stock Option Committee

Re: Exercise of Stock Option to Purchase Panda Energy International, Inc. Stock, $0.01 par value (the “Common Stock”)

Pursuant to the Stock Option Agreement dated                     , between Panda Energy International, Inc. (as successor to Panda Energy Corporation), a Texas corporation (the “Company”), and me, made pursuant to the 2000 Stock Plan of Panda Energy International, Inc. (the “Stock Option Agreement”), I hereby elect to purchase                 shares of the Common Stock of the Company (the “Shares”), at the price of $             per Share. A personal (or cashier’s) check in the amount of $             is enclosed. The Shares are to be issued in                  (        ) certificate(s) and registered in the name(s) of:

Owner	Number of Shares	Address	Social Security Number

Dated this	day of	, 20

PANDA ENERGY INTERNATIONAL, INC.

NOTICE OF EXERCISE OF STOCK OPTION (SAME-DAY-SALE)

TO:	Stock Option Committee	AND
	Panda Energy International, Inc.		(Securities Broker)
4100 Spring Valley, Suite 1001
Dallas, Texas 75244
Fax No.: (972) 980-6815
Fax No.:

OPTIONEE INFORMATION:

Name:	Phone (work):

Address:	Phone (home):

Social Security No.:

EXERCISE INFORMATION—SAME-DAY SALE (“CASHLESS EXERCISE”):

Number of Shares for Which Option is Exercised:

I hereby authorize Panda Energy International, Inc. (the “Company”) to issue these shares in the name of                          (“Broker”). This notice will serve as authorization to Broker to issue a check from my option exercise account payable to the Company in the amount of $                 representing the Exercise Price and required withholding taxes (if any).

Broker is hereby authorized to open an option exercise account in conformity with Broker’s standard client account agreement. I represent that I will make appropriate payments for any sum or debit that may be outstanding to Broker:

I further authorize Broker to [you must check one]:

—	Sell at the market price ALL of the shares for which the option is exercised with this notice and deposit any proceeds due me in my account, pending verbal instructions; or

—	Sell at the market price ONLY ENOUGH SHARES TO COVER the cost of this exercise (exercise price, any required withholding taxes and commissions). The remaining shares and any residual cash will be held in my account.

ACKNOWLEDGMENTS:

I understand that all sales of stock, including sales pursuant to this notice, are subject to compliance with the Company’s policy on securities trades, which requires the written approval of the Company’s Secretary or General Counsel before any stock may be sold.

In the case of a nonqualified option, I understand that I must recognize taxable ordinary income equal to the spread between the fair market value of the stock on the date of exercise and the exercise price. I further understand that I am required to pay withholding taxes at the time of exercising a nonqualified option.

I understand that this notice cannot be revoked by me. I personally guarantee that the exercise price will be paid to the Company in full in the event that the Company does not receive the full amount from Broker for any reason.

SIGNATURE:

Date: , 20

TO BE COMPLETED BY STOCK OPTION ADMINISTRATOR:

Balance Due Company:	$	Date of Transaction:

APPROVAL: